Exhibit 99.1

Company Contacts:

Scott Settersten

Chief Financial Officer

(630) 410-4807

Laurel Lefebvre

Vice President, Investor Relations

(630) 410-5230

Media Contact:

Karen May

Director, Public Relations

(630) 410-5457

ULTA BEAUTY ANNOUNCES SECOND QUARTER 2014 RESULTS

Total Sales Increased 22.2%

Comparable Store Sales Increased 9.6%

Diluted EPS Increased 34.3% to $0.94

Company Raises Guidance for Fiscal Year 2014

Company Announces Long-Term Strategic Plan and Financial Targets

Bolingbrook, IL – September 11, 2014 – Ulta Beauty [NASDAQ:ULTA] today announced financial results for the thirteen week period (“Second Quarter”) and twenty-six week period (“First Six Months”) ended August 2, 2014, which compares to the same periods ended August 3, 2013.

“We are delighted to announce excellent second quarter results and our more optimistic view of sales and earnings growth for 2014,” said Mary Dillon, Chief Executive Officer. “A significant improvement in traffic, successful new product and brand launches, and rapid e-commerce growth drove better than expected top line performance. As a result, the Ulta team delivered healthy operating margin expansion in the second quarter. We are raising our outlook for the year and now expect to achieve sales and earnings per share growth in the 20% range, reflecting our confidence in continued strong market share gains.”

For the Second Quarter

•	Net sales increased 22.2% to $734.2 million from $601.0 million in the second quarter of fiscal 2013;

•	Comparable store sales (sales for stores open at least 14 months and e-commerce sales) increased 9.6% compared to an increase of 8.4% in the second quarter of fiscal 2013. The 9.6% same store sales increase was driven by 5.8% growth in transactions and 3.8% growth in average ticket;

•	E-commerce comparable sales grew 54.9%, representing 130 basis points of the total company comparable sales increase of 9.6%;

•	Gross profit as a percentage of net sales was equal to the second quarter of fiscal 2013 at 35.3%;

•	Selling, general and administrative (SG&A) expense as a percentage of net sales decreased 90 basis points to 21.5% compared to 22.4% in the second quarter of fiscal 2013;

•	Preopening expenses decreased to $3.6 million, compared to $4.8 million in the second quarter of fiscal 2013. Real estate activity in the second quarter of fiscal 2014 included 19 new stores and 4 remodels compared to 33 new stores, 1 relocation and 1 remodel in the second quarter of fiscal 2013;

•	Operating income increased 34.5% to $98.0 million, or 13.3% of net sales, compared to $72.9 million, or 12.1% of net sales, in the second quarter of fiscal 2013;

•	Net income increased 35.4% to $60.8 million compared to $44.9 million in the second quarter of fiscal 2013; and

•	Income per diluted share increased 34.3% to $0.94 compared to $0.70 in the second quarter of fiscal 2013.

For the First Six Months

•	Net sales increased 22.3% to $1,448.0 million from $1,183.7 million in the first six months of fiscal 2013;

•	Comparable store sales (sales for stores open at least 14 months and e-commerce sales) increased 9.2% compared to an increase of 7.6% in the first six months of fiscal 2013;

•	E-commerce comparable sales grew 63.8%, representing 160 basis points of the total company comparable sales increase of 9.2%;

•	Gross profit decreased 20 basis points to 34.9% from 35.1% in the first six months of fiscal 2013;

•	SG&A expense as a percentage of net sales decreased 50 basis points to 22.1% compared to 22.6% in the first six months in fiscal 2013;

•	Pre-opening expense decreased to $6.2 million compared to $8.0 million in the first six months of fiscal 2013. Real estate activity in the first six months of 2014 included 40 new stores and 4 remodels compared to 61 new stores, 1 relocation and 1 remodel in the first six months of fiscal 2013;

•	Operating income increased 27.2% to $178.9 million, or 12.4% of net sales, compared to $140.6 million, or 11.9% of net sales, in the first six months of fiscal 2013;

•	Net income increased 27.7% to $110.7 million compared to $86.7 million in the first six months of fiscal 2013; and

•	Income per diluted share increased 26.7% to $1.71 compared to $1.35 in the first six months of fiscal 2013.

Balance Sheet and Cash Flow

Merchandise inventories at the end of the second quarter of fiscal 2014 totaled $541.5 million, compared to $461.2 million at the end of the second quarter of fiscal 2013, representing an increase of $80.3 million. The increase in total inventory was primarily due to the addition of 106 net new stores opened since August 3, 2013. Inventory per store was flat compared to the second quarter of fiscal 2013.

Store Expansion

During the second quarter, the Company opened 19 stores located in Alexandria, LA; Casper, WY; Colorado Springs, CO; Compton, CA; Freehold, NJ; Hyannis, MA; Jefferson City, MO; Keene, NH; Lawton, OK; Marlboro, NJ; Pickerington, OH; Pinole, CA; Salt Lake City, UT; San Jose, CA; Syracuse, NY; Valdosta, GA; Viera, FL; Westminster, CO and Winston Salem, NC. The Company ended the second quarter with 715 stores and square footage of 7,575,236, which represents a 17% increase in square footage compared to the second quarter of fiscal 2013.

Third Quarter and FY 2014 Outlook

For the third quarter of fiscal 2014, the Company currently expects net sales in the range of $724 million to $736 million, compared to actual net sales of $618.8 million in the third quarter of fiscal 2013. Comparable store sales for the third quarter of 2014 are expected to increase 6% to 8%. The Company reported a comparable store sales increase of 6.8% in the third quarter of 2013.

Income per diluted share for the third quarter of fiscal 2014 is estimated to be in the range of $0.79 to $0.84. This compares to income per diluted share for the third quarter of fiscal 2013 of $0.70.

The Company is raising its previously announced fiscal 2014 guidance. The Company now plans to:

•	achieve comparable store sales growth of approximately 7% to 8%, including the impact of the e-commerce business;

•	expand square footage by approximately 15% with the opening of 100 new stores;

•	increase total sales in the 20% range;

•	remodel 12 locations;

•	deliver earnings per share growth in the 20% range;

•	incur capital expenditures of approximately $265 million in fiscal 2014, compared to $226 million in fiscal 2013; and

•	generate free cash flow in excess of $100 million.

Long Range Strategy and Five Year Financial Targets

The Company has completed its long-term strategic plan and has identified six strategic imperatives that it believes will be the foundation for continued strong performance:

1.	Acquire new guests and deepen loyalty with existing guests

2.	Differentiate by delivering a distinctive and personalized guest experience across all channels

3.	Offer relevant, innovative, and often exclusive products that excite our guests

4.	Deliver exceptional services in three core areas: hair, skin health, and brows

5.	Grow stores and e-commerce to reach and serve more guests

6.	Invest in infrastructure to support our guest experience and growth, and capture scale efficiencies

The Company intends to provide more detail on these six strategic imperatives at its upcoming investor conference on October 15, 2014. This event will be webcast live at http://ir.ulta.com and a replay will be available for 90 days.

The Company also announced five year financial targets (which exclude the impact of any share repurchases) supported by these strategic imperatives:

•	Deliver annual comparable sales growth between 5% and 7%.

•	Open approximately 100 stores per year.

•	Grow e-commerce to represent 10% of sales.

•	Maintain stable operating margin in the near term before progressing towards the Company’s long-term mid-teens target.

•	Deliver earnings per share growth in the low 20% range, excluding supply chain investments which are expected to reduce 2015 and 2016 earnings growth rates. The estimated impact on the percentage growth rate is in the mid-single digit range.

The Company is not providing specific guidance for 2015 until March of 2015 when it normally provides annual guidance.

“We believe this strategic plan will deliver results that place Ulta Beauty in the top tier of high performing retailers,” said Mary Dillon. “We plan to make significant investments in supply chain and systems, as well as in improving the guest experience, to allow Ulta Beauty to continue its rapid market share gains and deliver strong, sustainable sales and earnings growth.”

Capital Allocation Strategy

The Company announced a new share repurchase authorization for $300 million and its plans to institute a 10b5-1 program. This new authorization replaces the existing program. The Company stated its intention to repurchase shares to offset equity dilution and to repurchase shares based on market conditions to return excess cash to shareholders.

Conference Call Information

A conference call to discuss second quarter results is scheduled for today, September 11, 2014, at 5:00 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial (877) 705-6003. The conference call will also be web-cast live at http://ir.ulta.com and remain available for 90 days. A replay of this call will be available until 11:59 p.m. (ET) on September 25, 2014 and can be accessed by dialing (877) 870-5176 and entering conference ID number 13588296.

About Ulta Beauty

Ulta Beauty is the largest beauty retailer that provides one-stop shopping for prestige, mass and salon products, and salon services in the United States. Ulta Beauty provides affordable indulgences to its customers by combining unmatched product breadth, value and convenience with the distinctive environment and experience of a specialty retailer. Ulta Beauty offers a unique combination of over 20,000 prestige and mass beauty products across the categories of cosmetics, fragrance, haircare, skincare, bath and body products and salon styling tools, as well as salon haircare products. Ulta Beauty also offers a full-service salon in all of its stores. As of August 2, 2014, Ulta operates 715 retail stores across 47 states and also distributes its products through the Company’s website: www.ulta.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” “targets,” or other comparable words. Any forward-looking statements contained in this press release are based upon our historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us or any other person that the future plans, estimates, targets or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation: the impact of weakness in the economy; changes in the overall level of consumer spending; changes in the wholesale cost of our products; the possibility that we may be unable to compete effectively in our highly competitive markets; the possibility that our continued opening of new stores could strain our resources and have a material adverse effect on our business and financial performance; the possibility that new store openings and existing locations may be impacted by developer or co-tenant issues; the possibility that the capacity of our distribution and order fulfillment infrastructure may not be adequate to support our recent growth and expected future growth plans; the possibility of material disruptions to our information systems; weather conditions that could negatively impact sales; our ability to attract and retain key executive personnel; our ability to successfully execute and implement our common stock repurchase program; our ability to sustain our growth plans and successfully implement our long-range financial and strategic plan; and other risk factors detailed in our public filings with the Securities and Exchange Commission (SEC), including risk factors contained in our Annual Report on Form 10-K for the fiscal year ended February 1, 2014. Our filings with the SEC are available at www.sec.gov. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Exhibit 1

Ulta Salon, Cosmetics & Fragrance, Inc.

Consolidated Statements of Income

(In thousands, except per share amounts)

	13 Weeks Ended		13 Weeks Ended
	August 2, 2014		August 3, 2013
	(Unaudited)		(Unaudited)
Net sales	$734,236	100.0%	$600,998	100.0%
Cost of sales	474,894	64.7%	388,921	64.7%

Gross profit	259,342	35.3%	212,077	35.3%

Selling, general and administrative expense	157,768	21.5%	134,400	22.4%
Pre-opening expenses	3,595	0.5%	4,809	0.8%

Operating income	97,979	13.3%	72,868	12.1%
Interest income, net	(209)	0.0%	(18)	0.0%

Income before income taxes	98,188	13.4%	72,886	12.1%
Income tax expense	37,394	5.1%	27,975	4.7%

Net income	$60,794	8.3%	$44,911	7.5%

Net income per common share:
Basic	$0.94		$0.70
Diluted	$0.94		$0.70

Weighted average common shares outstanding:
Basic	64,349		63,834
Diluted	64,636		64,331

Exhibit 2

Ulta Salon, Cosmetics & Fragrance, Inc.

Consolidated Statements of Income

(In thousands, except per share amounts)

	26 Weeks Ended		26 Weeks Ended
	August 2, 2014		August 3, 2013
	(Unaudited)		(Unaudited)
Net sales	$1,448,006	100.0%	$1,183,710	100.0%
Cost of sales	942,711	65.1%	767,684	64.9%

Gross profit	505,295	34.9%	416,026	35.1%

Selling, general and administrative expense	320,211	22.1%	267,448	22.6%
Pre-opening expenses	6,224	0.4%	8,015	0.7%

Operating income	178,860	12.4%	140,563	11.9%
Interest income, net	(409)	0.0%	(42)	0.0%

Income before income taxes	179,269	12.4%	140,605	11.9%
Income tax expense	68,522	4.7%	53,868	4.6%

Net income	$110,747	7.6%	$86,737	7.3%

Net income per common share:
Basic	$1.72		$1.36
Diluted	$1.71		$1.35

Weighted average common shares outstanding:
Basic	64,311		63,838
Diluted	64,618		64,362

Exhibit 3

Ulta Salon, Cosmetics & Fragrance, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	August 2, 2014	February 2, 2013	August 3, 2013
	(Unaudited)		(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$363,058	$419,476	$286,210
Short-term investments	100,146	—	—
Receivables, net	42,110	47,049	30,998
Merchandise inventories, net	541,508	457,933	461,156
Prepaid expenses and other current assets	58,859	55,993	51,992
Prepaid income taxes	—	—	1,111
Deferred income taxes	22,012	22,246	15,320

Total current assets	1,127,693	1,002,697	846,787

Property and equipment, net	646,890	595,736	541,557
Deferred compensation plan assets	5,229	4,294	3,648

Total assets	$1,779,812	$1,602,727	$1,391,992

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$163,459	$148,282	$130,738
Accrued liabilities	126,792	103,180	102,007
Accrued income taxes	9,890	15,349	—

Total current liabilities	300,141	266,811	232,745

Deferred rent	281,348	261,630	239,179
Deferred income taxes	65,842	66,718	55,492
Other long-term liabilities	6,440	4,474	4,114

Total liabilities	653,771	599,633	531,530

Commitments and contingencies

Total stockholders’ equity	1,126,041	1,003,094	860,462

Total liabilities and stockholders’ equity	$1,779,812	$1,602,727	$1,391,992

Exhibit 4

Ulta Salon, Cosmetics & Fragrance, Inc.

Consolidated Statements of Cash Flows

(In thousands)

	26 Weeks Ended
	August 2, 2014	August 3, 2013
	(Unaudited)
Operating activities
Net income	$110,747	$86,737
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	62,372	50,747
Deferred income taxes	(642)	(432)
Non-cash stock compensation charges	7,603	7,539
Excess tax benefits from stock-based compensation	(1,423)	(6,699)
Loss on disposal of property and equipment	2,582	2,030
Change in operating assets and liabilities:
Receivables	4,939	10,517
Merchandise inventories	(83,575)	(100,031)
Prepaid expenses and other current assets	(2,866)	(1,540)
Income taxes	(4,036)	(4,466)
Accounts payable	15,177	11,852
Accrued liabilities	1,601	(3,366)
Deferred rent	19,718	31,176
Other assets and liabilities	1,031	456

Net cash provided by operating activities	133,228	84,520

Investing activities
Purchases of short-term investments	(100,146)	—
Purchases of property and equipment	(94,097)	(98,029)

Net cash used in investing activities	(194,243)	(98,029)

Financing activities
Repurchase of common shares	—	(37,337)
Stock options exercised	4,510	10,007
Excess tax benefits from stock-based compensation	1,423	6,699
Purchase of treasury shares	(1,336)	(125)

Net cash provided by (used in) financing activities	4,597	(20,756)

Net decrease in cash and cash equivalents	(56,418)	(34,265)
Cash and cash equivalents at beginning of period	419,476	320,475

Cash and cash equivalents at end of period	$363,058	$286,210

Exhibit 5

2014 Store Expansion

Fiscal 2014	Total stores open at beginning of the quarter	Number of stores opened during the quarter	Number of stores closed during the quarter	Total stores open at end of the quarter
1st Quarter	675	21	0	696
2nd Quarter	696	19	0	715

Fiscal 2014	Total gross square feet at beginning of the quarter	Gross square feet for stores opened or expanded during the quarter	Gross square feet for stores closed during the quarter	Total gross square feet at end of the quarter
1st Quarter	7,158,286	216,984	0	7,375,270
2nd Quarter	7,375,270	199,966	0	7,575,236